Exhibit 23.5
CONSENT OF ACCOUNTING & CONSULTING GROUP, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-l (File No. 333-133874) of Allis-Chalmers Energy Inc. and to the inclusion therein of our report dated June 10, 2005, with respect to the financial statements of W.T. Enterprises, Inc. as of March 31, 2005 and December 31, 2004 and December 31, 2003 and for the three months ended March 31, 2005, and the years ended December 31, 2004 and December 31, 2003, which has been incorporated by reference in this Registration Statement on Form S-1.

/s/ Accounting & Consulting Group, LLP
Accounting & Consulting Group, LLP

Carlsbad, New Mexico
August 9, 2006